                             LOAN AND SECURITY AGREEMENT

                                    BY AND BETWEEN

                      CONGRESS FINANCIAL CORPORATION (NORTHWEST)
                                      AS LENDER

                                         AND

                                  VALLEY MEDIA, INC.
                                     AS BORROWER




                                 DATED:  MAY 21, 1998

                                  TABLE OF CONTENTS
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                                                                           PAGE
SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  1

SECTION 2.  CREDIT FACILITIES. . . . . . . . . . . . . . . . . . . . . . . . 12
    2.1     Revolving Loans. . . . . . . . . . . . . . . . . . . . . . . . . 12
    2.2     Letter of Credit Accommodations. . . . . . . . . . . . . . . . . 13
    2.3     Availability Reserves. . . . . . . . . . . . . . . . . . . . . . 15
    2.4     Reduction in Maximum Credit. . . . . . . . . . . . . . . . . . . 16

SECTION 3.  INTEREST AND FEES. . . . . . . . . . . . . . . . . . . . . . . . 16
    3.1     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    3.2     Closing Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    3.3     Servicing Fee. . . . . . . . . . . . . . . . . . . . . . . . . . 18
    3.4     Unused Line Fee. . . . . . . . . . . . . . . . . . . . . . . . . 18
    3.5     Changes in Laws and Increased Costs of Loans . . . . . . . . . . 18

SECTION 4.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . 19
    4.1     Conditions Precedent to Initial Loans and Letter of Credit
              Accommodations . . . . . . . . . . . . . . . . . . . . . . . . 19
    4.2     Conditions Precedent to All Loans and Letter of Credit
              Accommodations . . . . . . . . . . . . . . . . . . . . . . . . 20

SECTION 5.  GRANT OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . 21

SECTION 6.  COLLECTION AND ADMINISTRATION. . . . . . . . . . . . . . . . . . 23
    6.1     Borrower's Loan Account. . . . . . . . . . . . . . . . . . . . . 23
    6.2     Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    6.3     Collection of Accounts . . . . . . . . . . . . . . . . . . . . . 23
    6.4     Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    6.5     Authorization to Make Loans. . . . . . . . . . . . . . . . . . . 25
    6.6     Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . 25

SECTION 7.  COLLATERAL REPORTING AND COVENANTS . . . . . . . . . . . . . . . 25
    7.1     Collateral Reporting . . . . . . . . . . . . . . . . . . . . . . 25
    7.2     Accounts Covenants . . . . . . . . . . . . . . . . . . . . . . . 26
    7.3     Inventory Covenants. . . . . . . . . . . . . . . . . . . . . . . 28
    7.4     Equipment Covenants. . . . . . . . . . . . . . . . . . . . . . . 29
    7.5     Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . . 29
    7.6     Right to Cure. . . . . . . . . . . . . . . . . . . . . . . . . . 30
    7.7     Access to Premises . . . . . . . . . . . . . . . . . . . . . . . 30

SECTION 8.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . 31
    8.1     Corporate Existence, Power and Authority; Subsidiaries . . . . . 31
    8.2     Financial Statements; No Material Adverse Change.. . . . . . . . 31
    8.3     Chief Executive Office; Collateral Locations.. . . . . . . . . . 32
    8.4     Priority of Liens; Title to Properties . . . . . . . . . . . . . 32
    8.5     Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    8.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 32


                                         (i)

    8.7     Compliance with Other Agreements and Applicable Laws . . . . . . 32
    8.8     Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . 33
    8.9     Accuracy and Completeness of Information.. . . . . . . . . . . . 33
    8.10    Survival of Warranties; Cumulative . . . . . . . . . . . . . . . 33

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS . . . . . . . . . . . . . . . 33
    9.1     Maintenance of Existence . . . . . . . . . . . . . . . . . . . . 33
    9.2     New Collateral Locations . . . . . . . . . . . . . . . . . . . . 33
    9.3     Compliance with Laws, Regulations, Etc.. . . . . . . . . . . . . 34
    9.4     Payment of Taxes and Claims. . . . . . . . . . . . . . . . . . . 34
    9.5     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    9.6     Financial Statements and Other Information . . . . . . . . . . . 35
    9.7     Sale of Assets, Consolidation, Merger, Dissolution, Etc. . . . . 36
    9.8     Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    9.9     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    9.10    Loans, Investments, Guarantees, Etc. . . . . . . . . . . . . . . 39
    9.11    Dividends and Redemptions. . . . . . . . . . . . . . . . . . . . 42
    9.12    Transactions with Affiliates . . . . . . . . . . . . . . . . . . 43
    9.13    Additional Bank Accounts . . . . . . . . . . . . . . . . . . . . 43
    9.14    Adjusted Net Worth . . . . . . . . . . . . . . . . . . . . . . . 43
    9.15    Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . 43
    9.16    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . 44

SECTION 10. EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . 44
    10.1    Events of Default. . . . . . . . . . . . . . . . . . . . . . . . 44
    10.2    Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS
            AND CONSENTS; GOVERNING LAW      . . . . . . . . . . . . . . . . 48
    11.1    Governing Law; Choice of Forum; Service of Process; Jury Trial
              Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    11.2    Waiver of Notices. . . . . . . . . . . . . . . . . . . . . . . . 49
    11.3    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . 49
    11.4    Waiver of Counterclaims. . . . . . . . . . . . . . . . . . . . . 50
    11.5    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . 50

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS . . . . . . . . . . . . . . . . 50
    12.1    Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    12.2    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    12.3    Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . 51
    12.4    Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    12.5    Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . 52
    12.6    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . 53


                                         (ii)

                                       INDEX TO
                                EXHIBITS AND SCHEDULES


               Exhibit A           Information Certificate

               Exhibit B           Form of Landlord Agreement

               Schedule 5.5        Equipment Excluded from Collateral

               Schedule 8.6        Pending Actions, Suits, Proceedings and
                                    Governmental Investigations

               Schedule 8.8        Bank Accounts

               Schedule 9.8        Permitted Liens

               Schedule 9.9        Existing Indebtedness

               Schedule 9.10       Existing Loans, Advances and Guarantees

               Schedule 9.12       Transactions with Affiliates


                                         (i)

                             LOAN AND SECURITY AGREEMENT


     This Loan and Security Agreement dated May 21, 1998 is entered into by and between CONGRESS FINANCIAL CORPORATION (NORTHWEST), an Oregon corporation ("LENDER") and VALLEY MEDIA, INC., a California corporation ("BORROWER").


                                 W I T N E S S E T H:


     WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

     WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.  DEFINITIONS

     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1    "ACCOUNT SETTLEMENT AGREEMENT" shall have the meaning set forth in
Section 7.2(c).

     1.2 "ACCOUNTS" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

     1.3 "ADJUSTED EURODOLLAR RATE" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by
(b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage.
For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     1.4 "ADJUSTED NET WORTH" shall mean as to any Person, at any time, using the average cost basis in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the sum of: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on an average cost basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals), PLUS (b) Subordinated Debt (as defined in Section 9.9(e) hereof).

     1.5 "AVAILABILITY RESERVES" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either
(i) the Collateral or any other property which is security for the Obligations or its value,(ii) the assets or business of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect,(c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof, (d) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default, (e) to reflect credits granted by Borrower with respect to coop advertising allowance, or (f) if the Monthly Excess Availability for the calendar month of August of any year of this Agreement is less than $10,000,000, then for each week during the calendar months of September, October and November, respectively, of such year of this Agreement, an amount equal to six (6%) percent of the gross sales (subject to adjustment (either upward or downward) by Lender based upon historical changes in dilution) for each such week (the "Seasonal Reserve"); EXCEPT THAT, provided that Lender determines, in good faith, that the Seasonal Reserve should not otherwise remain as an Availability Reserve in respect of events, conditions, contingencies or risks as provided for in Section 1.4(a), (b), (d), or (e) above, and provided further that no Event of Default exists and is continuing, Lender agrees to release (i) thirty-three and one-third (33-1/3%) percent of the Seasonal Reserve on the last Business Day of December of such year in which the Seasonal Reserve was established, provided that Lender has received from Borrower a schedule of all credits issued for such month of December,
(ii) thirty-three and one-third (33-1/3%) percent of the Seasonal Reserve on the last Business Day of January of the immediately succeeding year, provided that Lender has received from Borrower a schedule of all credits issued for such month of January, and (iii) thirty-three and one-third (33-1/3%) percent of the Seasonal Reserve on the last Business Day of February of the immediately succeeding year, provided that Lender has received from Borrower a schedule of all credits issued for such month of February.

     1.6 "BLOCKED ACCOUNTS" shall have the meaning set forth in Section 6.3 hereof.

     1.7 "BUSINESS DAY" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of California or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

     1.8 "CHANGE OF CONTROL" shall mean the occurrence of the issuance, sale, transfer or other disposition of shares of capital stock of Borrower that, individually or in the aggregate, results in any Person (other than Barnet J. Cohen and Barbara Cohen (his wife) collectively) owning, at any time, a majority of the voting control of the equity ownership of Borrower, PROVIDED THAT, a Change of Control shall not have occurred if said Barnet J. Cohen and Barbara Cohen collectively own, at any time, less than a majority, and no other Person then owns a majority, of the voting control of the equity ownership of Borrower.

     1.9    "COLLATERAL" shall have the meaning set forth in Section 5 hereof.

     1.10 "DELAWARE REINCORPORATION MERGER" shall mean the merger of the Borrower into a Delaware corporation ("NEWCO") that, immediately prior to such merger, is an entity that has no operating assets and liabilities and is subject to no liens and that is wholly owned by Borrower prior to such merger, and that, immediately after giving effect to such merger, Newco shall be the surviving entity, will be owned by the same persons and entities, in the same percentages, as owned Borrower prior to such merger, and provided that each of the following conditions is satisfied prior to or contemporaneously with the effectiveness of such merger: (a) Newco shall have changed its name to Valley Media, Inc.,(b) Newco's directors and officers shall be the same as the directors and officers of Borrower immediately prior to the merger,(c) Newco shall have delivered to Lender an Assumption Agreement, duly executed by an authorized officer of Newco, in form satisfactory to Lender and providing in substance that Newco expressly assumes all of the Obligations of Borrower under the Financing Agreements, and
(d) Newco shall have delivered to Lender such UCC-2 or UCC-3 amendment statements, such new UCC-1 financing statements, such new documents for filing with the United States Patent and Trademark Office, and such other notice filing documents, each duly executed by an authorized officer of Newco, as Lender may request, regarding continuity of perfection of Lender's security interests granted under any of the Financing Agreements.

     1.11 "DNA" shall mean Borrower's Distribution North America Division, which sells audio products purchased from independent audio production companies.

     1.12 "ELIGIBLE ACCOUNTS" shall mean Accounts created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

            (a) such Accounts arise from the actual and BONA FIDE sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

            (b)     such Accounts are not unpaid more than the lesser of
(i) sixty (60) days past the original due date thereof,and (ii) one hundred twenty (120) days after the date of the original invoice for them; EXCEPT THAT, Eligible Accounts shall include Accounts due and owing from those account debtors as set forth in a written schedule submitted to Lender by Borrower from time to time and which account debtors shall be acceptable to Lender ("SPECIAL DESIGNATED ACCOUNTS") which are unpaid more than one hundred twenty (120) days but not in excess of one hundred fifty (150) days from the original invoice date for such Special Designated Accounts, PROVIDED, HOWEVER, that the maximum aggregate amount of Special Designated Accounts created by DNA which may be considered Eligible Accounts at any time shall not exceed $10,000,000;

            (c) such Accounts are not Accounts created by Borrower under its "Funatics" trade name;

            (d) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

            (e)     such Accounts do not arise from (i) sales on consignment or
(ii) sales on any terms under which payment by the account debtor may be conditional or contingent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender;

            (f) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or in Canada, or, at Lender's option, if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America or Canada and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to

Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii)(A) such Account is subject to credit insurance issued by Great American Insurance Company, Policy Number MB-I-118833 and all of Borrower's interest to claim payments thereunder has been, as of the date hereof, assigned to Lender or (B) is subject to such other credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

            (g) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

            (h)     there are no facts, events or occurrences which would
(i) impair the validity, enforceability or collectability of such Accounts or
(ii) reduce the amount payable or delay payment thereunder, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender;

            (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

            (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise, except for such Accounts that arise in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm's-length transaction with an unaffiliated person;

            (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended, has been complied with in a manner satisfactory to Lender;

            (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which reasonably could be expected to result in any material adverse change in any such account debtor's financial condition;

            (m) such Accounts of a single account debtor or its affiliates do not constitute more than fifteen (15%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

            (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days past the original due date thereof, but less than one hundred twenty (120) days after the date of the original invoice for them and which Accounts constitute more than fifty (50%) percent of the total Accounts of such account debtor;

            (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

            (p) such Accounts are not owed by account debtors reasonably deemed to be uncreditworthy as determined by Lender in good faith.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

     1.13 "ELIGIBLE INVENTORY" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) packaging and shipping materials; (b) supplies used or consumed in Borrower's business; (c) Inventory at premises other than those owned and controlled by Borrower, except if (i) Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises substantially in the form of Exhibit B attached hereto, as applicable, acknowledging Lender's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral, or (ii) if no agreement substantially in the form of Exhibit B hereto has been received by Lender from the owner or operator of such premises, Lender has established Availability Reserves in such amounts as Lender deems appropriate and necessary, in its sole discretion, to enable Lender to pay rent and other amounts due or to become due to the owner or operator of such premises for the purpose of gaining access to the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral; (d) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement;
(e) bill and hold goods; (f) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (g) damaged and/or defective Inventory; and (h) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

     1.14 "EQUITY OFFERING" shall mean the sale and issuance by Borrower, at any time from and after the date of this Agreement, of additional shares of its capital stock as permitted under Section 9.7 hereof.

     1.15 "EQUIPMENT" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

     1.16 "EURODOLLAR RATE" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (Los Angeles, California time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

     1.17 "EURODOLLAR RATE LOANS" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

     1.18 "EVENT OF DEFAULT" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

     1.19 "EXCESS AVAILABILITY" shall mean the amount, as determined by Lender, calculated at any time from and after the date of this Agreement, equal to: (a) the lesser of (i) the amount of the Revolving Loans available to Borrower as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and the Value of Eligible Inventory, as determined by Lender, and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Maximum Credit, MINUS (b) the sum of:(i) the amount of all then outstanding and unpaid Revolving Loans and Letter of Credit Accommodations, plus (ii) as reflected on the accounts payable aging for the immediately preceding month end, the aggregate amount of all trade payables of Borrower which are more than sixty (60) days past due as of such time, only to the extent that such trade payables exceed five (5%) of all of Borrower's trade payables, excluding, however, trade payables in an amount not to exceed $2,000,000 incurred by Borrower in the ordinary course of its business in connection with "dollar day swap" programs maintained by Borrower from time to time with certain of Borrower's vendors.

     1.20 "EXCESS CLOSING AVAILABILITY" shall mean the amount, as determined by Lender, calculated as of the date of this Agreement, equal to: (a) the lesser of (i) the amount of the Revolving Loans available to Borrower as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and the Value of Eligible Inventory, as determined by Lender, and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Maximum Credit, MINUS (b) the sum of:(i) the amount of all then outstanding and unpaid Revolving Loans and Letter of Credit Accommodations, plus (ii) the aggregate amount of all trade payables of Borrower which are more than sixty
(60) days past due as of such time, only to the extent that such trade payables exceed five (5%) of all of Borrower's trade payables, excluding, however, trade payables in an amount not to exceed $2,000,000 incurred by Borrower in the ordinary course of its business in connection with "dollar day swap" programs maintained by Borrower from time to time with certain of Borrower's vendors.

     1.21 "FINANCING AGREEMENTS" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.22 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.14 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

     1.23 "INFORMATION CERTIFICATE" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.24   "INITIAL PUBLIC OFFERING" shall have the meaning set forth in
Section 9.7.

     1.25 "INTEREST PERIOD" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; PROVIDED, THAT, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

     1.26 "INTEREST RATE" shall mean,(a) as to Prime Rate Loans, commencing as of the date hereof through and including June 30, 1998, a rate equal to eight and one-half (8 1/2%) percent; and thereafter, for any given month, (i) if the Monthly Excess Availability for the immediately preceding calendar month is equal to or greater than $35,000,000, a rate equal to the Prime Rate,(ii) if the Monthly Excess Availability for the immediately preceding month is equal to or greater than $25,000,000, but less than $35,000,000, a rate equal to the Prime Rate,(iii) if the Monthly Excess Availability for the immediately preceding month is equal to or greater than $10,000,000, but less than $25,000,000, a rate equal to one-quarter (1/4%) percent per annum in excess of the Prime Rate, and (iv) if the Monthly Excess Availability for the immediately preceding calendar month is less than $10,000,000, a rate equal to one-half (1/2%) percent per annum in excess of the Prime Rate, and (b) as to each Eurodollar Rate Loan, commencing as of the date hereof through and including June 30, 1998, a rate equal to two and one-quarter (2 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate, and, thereafter, a rate of:(i) if the Monthly Excess Availability for the calendar month immediately preceding the Effective Eurodollar Rate Determination Date (as defined below) with respect to such Eurodollar Rate Loan is equal to or greater than $35,000,000, a rate of two (2%) percent per annum in excess of the Adjusted Eurodollar Rate,(ii) if the Monthly Excess Availability for the calendar month immediately preceding the Effective Eurodollar Rate Determination Date with respect to such Eurodollar Rate Loan is equal to or greater than $25,000,000, but less than $35,000,000, a rate of two-and-one-quarter (21/4%) percent per annum in excess of the Adjusted Eurodollar Rate,(iii) if the Monthly Excess Availability for the calendar month immediately preceding the Effective Eurodollar Rate Determination Date with respect to such Eurodollar Rate Loan is equal to or greater than $10,000,000, but less than $25,000,000, a rate of two-and-one-half (21/2%) percent per annum in excess of the Adjusted Eurodollar Rate, and (iv) if the Monthly Excess Availability for the calendar month immediately preceding the Effective Eurodollar Rate Determination Date with respect to such Eurodollar Rate Loan is less than $10,000,000, a rate of two-and-three-quarter (23/4%) percent per annum in excess of the Adjusted Eurodollar Rate (the Adjusted Eurodollar Rate, in the case of each Eurodollar Rate Loan, being based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); PROVIDED, THAT, the Interest Rate specified in clauses (a)(i), (a)(ii) and (a)(iii) above with respect to Prime Rate Loans and in clauses (b)(i), (b)(ii) and (b)(iii) above with respect to Eurodollar Rate Loans shall be increased, in each case, by two (2%) percent, at Lender's option, without notice, (A) for the period (1) from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all obligations (notwithstanding entry of a judgment against Borrower) and (2) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender, and (B) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default). For the purposes hereof, the "Effective Eurodollar Rate Determination Date" shall mean, with respect to each Eurodollar Rate Loan, the day on which the Eurodollar Rate is determined under Section 1.16 of this Agreement for such Eurodollar Rate Loan and, thereafter, the first day of each calendar month during the Interest Period with respect to such Eurodollar Rate Loan.

     1.27 "INVENTORY" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

     1.28   "INVENTORY APPRAISAL" shall have the meaning set forth in Section
7.3 of this Agreement.

     1.29 "LETTER OF CREDIT ACCOMMODATIONS" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

     1.30   "LOANS" shall mean the Revolving Loans.

     1.31 "MATERIAL ADVERSE CHANGE" shall mean a material adverse change in the condition (financial or otherwise), operations, performance, properties, business or affairs of the Borrower or any Obligor.

     1.32 "MATERIAL ADVERSE EFFECT" shall mean a material adverse change in, or a material adverse effect upon (a) the condition (financial or otherwise), operations, business or affairs of Borrower or any Obligor, (b) the ability of Borrower or any Obligor to repay any Obligations under any of the Financing Agreements, or (c) Lender's rights or interests in its Collateral or of Lender's ability to enforce the Obligations or realize upon its Collateral.

     1.33   "MAXIMUM CREDIT" shall mean the amount of $130,000,000.

     1.34 "MONTHLY EXCESS AVAILABILITY" shall mean, for any calendar month, the sum of the Excess Availability on each Business Day during such calendar month, divided by the total number of Business Days during such calendar month.

     1.35 "NET AMOUNT OF ELIGIBLE ACCOUNTS" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits, chargebacks and allowances of any nature at any time issued, owing, granted or outstanding with respect thereto, other than returns, discounts, credits, chargebacks and allowances issued or granted by Borrower in the ordinary course of its business in accordance with practices and policies previously disclosed in writing to Lender.

     1.36 "OBLIGATIONS" shall mean any and all Revolving Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this

Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

     1.37 "OBLIGOR" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

     1.38 "PAYMENT ACCOUNT" shall have the meaning set forth in Section 6.3 hereof.

     1.39 "PERSON" or "PERSON" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.40 "PRIME RATE" shall mean the rate from time to time publicly announced by CoreStates Bank, N.A. (or its successors, including First Union National Bank) at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.41 "PRIME RATE LOANS" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

     1.42 "RECORDS" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

     1.43 "REFERENCE BANK" shall mean CoreStates Bank, N.A., or its successor, First Union National Bank, or such other bank as Lender may from time to time designate.

     1.44 "VALUE" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed using the average cost method in accordance with GAAP or (b) market value.

     1.45 "VIDEO INVENTORY" shall mean Inventory consisting of "VHS" format video tapes.

SECTION 2.  CREDIT FACILITIES

     2.1    REVOLVING LOANS.

            (a) Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to the sum of:

                    (i) seventy-seven (77%) percent of the Net Amount of Eligible Accounts, PLUS

                    (ii) subject to the provisions of Section 2.1(e) below, the lesser of (A) sixty-two (62%) percent of the Value of Eligible Inventory consisting of finished goods and (B) ninety-one (91%) percent of the median net recovery Value of Eligible Inventory, as determined from time to time by Lender using a methodology and assumptions similar to the methodology and assumptions set forth in the Inventory Appraisal prepared by BGA Consulting, Inc., dated as of March 19, 1998, delivered to Lender prior to the date of this Agreement, LESS

                    (iii)  any Availability Reserves.

            (b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower,(i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in its good faith, reasonably exercised, that, without duplication: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines in its good faith, reasonably exercised, that, without duplication: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

            To the extent Lender shall have established an Availability Reserve which is sufficient to address any event, condition or matter in a manner satisfactory to Lender in good faith, Lender shall not exercise its rights under this Section 2.1(b) to reduce the lending formulas to address such event, condition or matter. The amount of any reduction in the lending formula by Lender pursuant to this Section 2.1(b) shall have a reasonable relationship to the matter which is the basis for such a reduction.

            (c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

            (d) For purposes only of applying the sublimit on Revolving Loans based on Eligible Inventory pursuant to Section 2.1(a)(ii), Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

            (e)     Notwithstanding anything to the contrary contained in
Section 2.1(a)(ii) above, the maximum aggregate amount of Revolving Loans outstanding at any time (i) made in respect of the Value of Eligible Inventory, shall not at any time exceed (x) $25,000,000 in respect of Eligible Inventory consisting of Video Inventory and (y) $10,000,000 in respect of Eligible Inventory relating to DNA.

     2.2    LETTER OF CREDIT ACCOMMODATIONS.

            (a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.

            (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to two (2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to four (4%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty
(360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

            (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of (A) the percentage equal to one hundred (100%) percent of the face amount thereof minus the then applicable percentage set forth in Section 2.1(a)(ii)(A) above of the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or
Section 2.2(c)(ii).

            (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed $30,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

            (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder.

Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement. Nothing in this Section 2.2(e) or elsewhere in this Agreement is intended to constitute or operate as a waiver of any claim, right or defense Borrower may have against any third party other than Lender (including, without limitation, the issuer of any Letter of Credit Accommodation) on account of any negligent or other wrongful conduct of such third party.

            (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing,(A) approve or resolve any questions of non-compliance of documents,(B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B)agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

            (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

     2.3 AVAILABILITY RESERVES. All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.

     2.4 REDUCTION IN MAXIMUM CREDIT. (a) Notwithstanding anything to the contrary contained in this Agreement, Borrower shall have the right at any time within thirty (30) days after the date Borrower receives the net proceeds from an Equity Offering, a subordinated loan permitted under Section 9.9(e) below or a sale of assets permitted under Section 9.7(b) below ("NET REDUCTION PROCEEDS") to reduce the Maximum Credit to an amount of not less than $90,000,000 (the "REDUCED MAXIMUM CREDIT") by delivering written notice to Lender ("MAXIMUM CREDIT REDUCTION NOTICE") at least twenty (20) days prior to the date, which shall be specified in such Maximum Credit Reduction Notice, that the Reduced Maximum Credit shall take effect (such effective date, the "REDUCED MAXIMUM CREDIT EFFECTIVE DATE"), PROVIDED, HOWEVER, that the foregoing shall be of no force and effect and the Reduced Maximum Credit specified in such written Maximum Credit Reduction Notice shall not become effective on the Reduced Maximum Credit Effective Date if any Event of Default exists on the Reduced Maximum Credit Effective Date, PROVIDED FURTHER THAT, the Maximum Credit is reduced in each instance by an amount not greater than the Net Reduction Proceeds but in no event shall the Maximum Credit be reduced to an amount less than $90,000,000.

            (b) If the Reduced Maximum Credit becomes effective in accordance with Section 2.4(a), the reduction in the original Maximum Credit thereby effected shall be permanent and irrevocable and the Reduced Maximum Credit shall, without further act or notice by either Lender or Borrower, automatically constitute the Maximum Credit for all purposes of this Agreement and the other Financing Agreements from and after the Reduced Maximum Credit Effective Date. Borrower shall not be required to pay any prepayment or early termination fee in connection with the reduction of the Maximum Credit as permitted hereunder.

SECTION 3.  INTEREST AND FEES

     3.1    INTEREST.

            (a) Borrower shall pay to Lender interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

            (b) Borrower may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, PROVIDED, THAT,(i) no Event of Default exists or has occurred and is continuing,(ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii)Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans,(iv) no more than five (5)

Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to ninety (90%) percent of the Revolving Loans then available to Borrower under Section 2 of this Agreement as determined by Lender, and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

            (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default shall exist, or (ii) this Agreement shall terminate or not be renewed. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

            (d) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

            (e) If a credit balance exists at any time in Borrower's loan account maintained by Lender, interest shall accrue thereon at a rate equal to the Prime Rate less three (3) percent or, at Borrower's option, such credit balance shall be remitted by Lender to Borrower.

     3.2 CLOSING FEE. Borrower shall pay to Lender as a closing fee the amount of $975,000, which shall be fully earned as of and payable on the date hereof.

     3.3 SERVICING FEE. Borrower shall pay to Lender monthly a servicing fee in an amount equal to $3,000 in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

     3.4 UNUSED LINE FEE. Borrower shall pay to Lender monthly an unused line fee at a rate equal to three-eighths (3/8%) percent per annum calculated upon the amount by which the amount equal to eighty (80%) percent of the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

     3.5    CHANGES IN LAWS AND INCREASED COSTS OF LOANS.

            (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

            (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section
6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

SECTION 4.  CONDITIONS PRECEDENT

     4.1 CONDITIONS PRECEDENT TO INITIAL LOANS AND LETTER OF CREDIT ACCOMMODATIONS. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

            (a) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

            (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

            (c) no material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

            (d) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender;

            (e) Lender shall have received, in form and substance satisfactory to Lender, all such consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, which may include acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral, subordination agreements in form and substance satisfactory to Lender from all of Borrower's vendors claiming any security interest in or lien upon any of the Collateral and Borrower's consignors who deliver inventory to Borrower from time to time pursuant to consignment arrangements with Borrower, and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

            (f)     [Intentionally Omitted]

            (g) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

            (h) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Financing Agreements and such other matters as Lender may request;

            (i) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by the existing lender or lenders to Borrower of their respective financing arrangements with Borrower and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of Borrower and each Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and Borrower or any Obligor, as debtor and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Borrower or any Obligor in favor of such existing lender or lenders, in form acceptable for recording in the appropriate government office;

            (j) the Excess Closing Availability as determined by Lender, as of the date hereof, shall be not less than $12,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder; and

            (k) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

     4.2 CONDITIONS PRECEDENT TO ALL LOANS AND LETTER OF CREDIT ACCOMMODATIONS. Each of the following is a condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

            (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

            (b) no Event of Default and no event or condition which could reasonably be expected to have a Material Adverse Effect shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.  GRANT OF SECURITY INTEREST

     To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "COLLATERAL"):

     5.1    Accounts;

     5.2 all present and future contract rights, general intangibles (including tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, securities and other investment property, letters of credit, bankers' acceptances and guaranties;

     5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

     5.4    Inventory;

     5.5    Equipment;

     5.6    Records; and

     5.7 all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

     Notwithstanding anything to the contrary contained in this Section 5, the foregoing grant of security interest shall not extend to or encompass, and the Collateral shall not include,(i) the Equipment (or Borrower's leasehold interest in any of the Equipment) identified in Part I of Schedule 5 hereto, which is subject to an existing equipment lease or financing contract with a third party that prohibits Borrower from granting or permitting to exist a security interest in such Equipment (or Borrower's leasehold interest in such Equipment) in favor of any other person or entity, which Equipment (or Borrower's leasehold interest therein) shall not constitute Collateral for so long as the Equipment (or Borrower's leasehold interest therein) remains subject to such a contractual restriction, whether under the existing contract or contracts pertaining thereto or under any modification, renewal or refinancing thereof as permitted pursuant to Sections 9.8 and 9.9 of this Agreement, and (ii) the Equipment identified in
Part II of Schedule 5 hereto, which is existing Equipment of Borrower that Borrower intends to bundle into and subject to an equipment lease or financing contract, to the extent permitted pursuant to Sections 9.8 and 9.9 of this Agreement, and the Borrower in fact enters into an equipment lease or financing transaction with respect to such Equipment within 180 days after the date of this Agreement that prohibits Borrower from granting or permitting to exist a security interest in such Equipment (or Borrower's leasehold interest therein) in favor of any person or entity other than the lessor or financer thereof, which Equipment (or Borrower's leasehold interest therein) shall not constitute Collateral for so long as the Equipment (or Borrower's leasehold interest therein) remains subject to a contractual restriction, whether under the initial contract or contracts pertaining thereto or under any modification, renewal or refinancing thereof, as permitted pursuant to Sections 9.8 and 9.9 of this Agreement; and (iii) any other Equipment (or Borrower's leasehold interest therein) acquired or financed by Borrower in a future purchase money financing transaction or a future secured equipment loan, whether styled as an equipment lease or financing contract, each as permitted pursuant to Sections 9.8 and 9.9 of this Agreement, where the equipment lease or financing contract prohibits Borrower from granting or permitting to exist a security interest in such Equipment (or Borrower's leasehold interest in such Equipment) in favor of any person or entity other than the lessor or financer thereof, which Equipment (or Borrower's leasehold interest therein) shall not constitute Collateral for so long as the Equipment (or Borrower's leasehold interest therein) remains subject to such a contractual restriction, whether under the initial contract or contracts pertaining thereto or under any modification, renewal or refinancing thereof, as permitted pursuant to Sections 9.8 and 9.9 of this Agreement. To the extent that Borrower enters into a financing transaction with a third party of the type described in Section 5.7 (iii) above with respect to Equipment owned by Borrower that constitutes Collateral hereunder, Lender agrees to release its security interest in such Equipment and to execute, at Borrower's expense, such UCC release forms or other documents reasonably required by such third party to evidence such release.

SECTION 6.  COLLECTION AND ADMINISTRATION

     6.1 BORROWER'S LOAN ACCOUNT. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral,(b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

     6.2 STATEMENTS. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within forty-five (45) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

     6.3    COLLECTION OF ACCOUNTS.

            (a) Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "BLOCKED ACCOUNTS"), as Lender may specify, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("PAYMENT ACCOUNT"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

            (b) For purposes of calculating the amount of the Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the business day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and are received by 1:00 p.m. Eastern Standard

Time, and if not, then on the next business day. For the purposes of calculating interest on the Loans, such payments or other funds received will be applied (conditional upon final collection) to the Loans (i) from the date hereof up to the first anniversary of the date hereof, one (1) business day following the date of receipt of immediately available funds by Lender in the Payment Account and (ii) from and after the first anniversary of the date hereof, on the date of receipt of immediately available funds by Lender in the Payment Account, PROVIDED, in each instance, such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next business day.

            (c) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender, except that with respect to any monies received by Borrower in respect of any cash sales to employees or other incidental cash sales, Borrower shall remit the cash proceeds from such sales to Lender in accordance with the terms hereof if, as and when, the aggregate amount of such cash proceeds received by Borrower and not remitted to Lender equals or exceeds $30,000. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

     6.4 PAYMENTS. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     6.5    AUTHORIZATION TO MAKE LOANS.  Lender is authorized to make the
Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All Loans shall be disbursed by Lender to Borrower's "Disbursement Account" designated as such on Schedule 8.8 hereto or to any account subsequently opened by Borrower consistent with Section 9.13 hereof and designated by Borrower in writing to Lender as Borrower's "Disbursement Account" into which all Loans shall be disbursed from and after the date of such written notice. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a business day) and the amount of the requested Loan. Requests received after 11:00 a.m. Los Angeles, California time on any day shall be deemed to have been made as of the opening of business on the immediately following business day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

     6.6 USE OF PROCEEDS. Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS

     7.1 COLLATERAL REPORTING. Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a)on a daily basis as required by Lender, a schedule of sales made, credits issued and cash received;(b) on a weekly basis or more frequently as Lender may request, perpetual inventory reports and inventory reports by division (including Video Inventory and DNA) and by category, including, without limitation, any inventory which is subject to any consignment arrangements;(c) on a monthly basis or more frequently as Lender may request,

(i) agings of accounts receivable, together with a schedule of all returns, discounts, claims, credits, chargebacks and allowances of any nature issued, owing, granted, outstanding, available or claimed with respect to such accounts receivable, (ii)agings of accounts payable, (iii) a schedule of all outstanding loans and advances to Designated Vendors (as defined in Section 9.10(b)(ii));(d) upon Lender's request,(i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements,(ii) copies of shipping and delivery documents, (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower, and (iv) a schedule of all loans and advances referenced under Section 9.10(a)(ii) hereof; and (e) such other reports as to the Collateral as Lender shall request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

     7.2    ACCOUNTS COVENANTS.

            (a) No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender. At any time the Borrower has Excess Availability of less than $10,000,000, or at any time after the occurrence of an Event of Default and during its continuance, Borrower shall, with respect to any Account which Lender deems an Eligible Account, notify Lender promptly of:(i) any material delay in Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof involving, with respect to any claim, offset, defense, counterclaim, dispute, settlement, compromise or adjustment, an amount greater than $500,000, individually, or greater than $1,000,000, in the aggregate; and (ii)any event or circumstance which, to Borrower's knowledge, would cause Lender to consider any then existing Eligible Accounts involving an amount greater than $500,000, individually, or $1,000,000, in the aggregate, to no longer constitute Eligible Accounts. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

            (b) At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request,(i) hold the returned Inventory in trust for Lender, (ii)segregate all returned Inventory from all of its other property,(iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

            (c) With respect to Accounts:(i) the amounts shown on invoices delivered to Lender or schedules thereof delivered to Lender with respect to the Borrower's Accounts shall be true and complete in all material respects,(ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement,(iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for (A) credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed to Lender and (B) an agreement with any account debtor pursuant to which any Account owing by such account debtor which is no longer an Eligible Account, as a result of the operation of Section 1.12(b) hereof (all Accounts at any time owing to Borrower by such account debtor and by all other account debtors that are not Eligible Accounts as a result of the operation of
Section 1.12(b) hereof are collectively referred to as "PAST DUE ACCOUNTS"), becomes evidenced by and due and payable in accordance with a promissory note and/or other written agreement executed and delivered by such account debtor in favor of Borrower (such note and all such agreements executed with respect to any Past Due Account are collectively referred to as an "ACCOUNTS SETTLEMENT AGREEMENT"), PROVIDED, THAT, Borrower shall not enter into an Account Settlement Agreements if an Event of Default exists and is continuing, and notwithstanding Borrower's execution of any Settlement Agreements permitted by this
Section 7.2(c), all Past Due Accounts that become payable to Borrower in accordance with Account Settlement Agreements permitted by this Section 7.2(c)(iii) shall nonetheless be deemed and in all events remain Accounts of such account debtor for purposes of Section 1.12(n) hereof, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as expressly permitted pursuant to the terms hereof, or except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender, or except as otherwise reported to Lender in accordance with the terms of this Agreement,(v) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, including, without limitation, all recording, filing and other requirements of giving public notice under any applicable law have been satisfied with respect to Accounts, including, without limitation, the filing of any report in the states of New Jersey, Minnesota and Indiana with the New Jersey Division of Taxation, the Minnesota Department of Revenue and the Indiana Department of Revenue, respectively.

            (d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

            (e) Immediately upon Borrower's receipt of any Collateral which constitutes or is evidenced by instruments or chattel paper ("SPECIAL COLLATERAL"), Borrower shall deliver the original thereof to Lender with appropriate endorsements or other specific evidence (in form and substance acceptable to Lender) of assignment thereof to Lender as security and shall take such actions as Lender may require to perfect Lender's security interest in such Special Collateral; PROVIDED, HOWEVER, that notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to deliver to Lender any Special Collateral (or take any of the foregoing actions with respect to Special Collateral) relating to obligations to Borrower of less than $500,000 individually or $3,000,000 in the aggregate, EXCEPT THAT, provided no Event of Default has occurred and is continuing, Borrower shall not be required to deliver to Lender any Special Collateral (or take any of the foregoing actions with respect to Special Collateral) if the Borrower has Excess Availability of greater than $25,000,000.

            (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations,
(iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

     7.3 INVENTORY COVENANTS. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a periodic cycle count of the Inventory in a manner that is acceptable to Borrower's independent certified public accountants and, on or after an Event of Default, shall conduct a physical count of the Inventory at any time or times as Lender may request, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) at Lender's request, Borrower shall, at its expense on no more than two (2) occasions in any twelve month period, and at Lender's own expense on the third and all subsequent occasions during such period, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by Buxbaum-Ginsberg & Associates, Inc. or another appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely (the "INVENTORY APPRAISAL"), PROVIDED, THAT, from and after the occurrence and during the continuance of an Event of Default, all Inventory Appraisals requested by Lender shall be delivered at Borrower's sole cost and expense;(e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory;(g) except in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender, Borrower shall not sell Inventory to any customer on approval, or any other basis which may obligate Borrower to repurchase such Inventory;(h) Borrower shall keep the Inventory in good and marketable condition;(i) Borrower shall not acquire or accept any Inventory on consignment or approval unless Borrower discloses same in the weekly inventory report delivered to Lender pursuant to Section 7.1(b) of this Agreement; and
(j) Borrower shall not, without Lender's prior consent in each instance, return Inventory to any vendor in the ordinary course of Borrower's business or otherwise if an Event of Default exists or has occurred and is continuing or if the Borrower has Excess Availability of less than $2,000,000.

     7.4 EQUIPMENT COVENANTS. With respect to the Equipment: (a) upon Lender's request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports as to the Equipment; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) the Equipment is and shall be used in Borrower's business; (d) Borrower shall deliver notice to Lender promptly after any Equipment that constitutes a part of the Collateral is moved to a location that is not owned or leased by Borrower, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower.

     7.5 POWER OF ATTORNEY. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, (ix) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (x) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (xi) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment on or respecting Collateral or proceeds thereof to the extent it has not been timely deposited into the Blocked Account in accordance with the provisions of this Agreement, (ii) have access to any lockbox or postal box into which any proceeds of Collateral is deposited, (iii) endorse Borrower's name upon any items of payment on or respecting Collateral or proceeds of Collateral and deposit the same in the Lender's account for application to the Obligations, and (iv) execute in Borrower's name and file any UCC financing statements or amendments thereto that Lender determines are required in order to perfect, maintain or otherwise protect Lender's security interest in any Collateral and/or the priority thereof, PROVIDED THAT, so long as no Event of Default has occurred and is continuing, Lender shall not exercise such right unless Borrower fails to execute any such financing statement or amendment thereto promptly after request therefor by Lender. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

     7.6 RIGHT TO CURE. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     7.7 ACCESS TO PREMISES. From time to time as requested by Lender, at the cost and expense of Borrower, subject to the expense limitations set forth in Section 7.3 and Section 9.15(g), (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after reasonable notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request after reasonable notice to Borrower and during normal business hours, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, and (c) after reasonable notice to Borrower, use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

     8.1 CORPORATE EXISTENCE, POWER AND AUTHORITY; SUBSIDIARIES. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except (a) to the extent that the availability of equitable remedies may be subject to judicial discretion, and
(b)to the extent that enforcement of certain rights and remedies may be limited by the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally, including without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination. Borrower does not have any subsidiaries except as set forth on the Information Certificate and those acquired or created after the date of this Agreement as permitted pursuant to Sections 9.7 and 9.10 hereof.

     8.2 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

     8.3 CHIEF EXECUTIVE OFFICE; COLLATERAL LOCATIONS. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.

     8.4 PRIORITY OF LIENS; TITLE TO PROPERTIES. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically permitted under Section 9.8 hereof.

     8.5 TAX RETURNS. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books, or except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     8.6 LITIGATION. Except as set forth on the Information Certificate and on Schedule 8.6 hereto, as the same may be updated or supplemented from time to time in accordance with the terms of this Agreement, and except for litigation not required to be reported under Section 9.6(b) hereof and litigation reported to Lender as required under Section 9.6(b) hereof, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which, in each or any case, if adversely determined against Borrower, could reasonably be expected to result in a Material Adverse Effect.

     8.7 COMPLIANCE WITH OTHER AGREEMENTS AND APPLICABLE LAWS. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority, except any such defaults, violations or non-compliance that, individually or in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

     8.8 BANK ACCOUNTS. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.8 hereto, subject to the right of Borrower to establish new accounts in accordance with Section 9.13 below.

     8.9 ACCURACY AND COMPLETENESS OF INFORMATION. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Lender in writing.

     8.10 SURVIVAL OF WARRANTIES; CUMULATIVE. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

     9.1 MAINTENANCE OF EXISTENCE. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted, except to the extent that any failure to do so, individually or in the aggregate, does not, and could not reasonably be expected to, result in a Material Adverse Effect. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

     9.2 NEW COLLATERAL LOCATIONS. (a) Borrower may open any new location within the continental United States or in Canada provided Borrower (i) gives Lender ten (10) days prior written notice of the intended opening of any such new location and (ii) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including UCC financing statements.

            (b)     Notwithstanding anything to the contrary set forth in
Section 9.2(a) above, so long as no Event of Default exists and is continuing, and provided Borrower provides Lender with ten (10) days' prior written notice, Borrower may move or transfer Inventory or Equipment to a location or locations outside the United States and Canada, PROVIDED THAT,(i) in each instance, after giving effect to such transfer of Inventory and Equipment, Borrower has Excess Availability of not less than $25,000,000 and (ii)during the term of this Agreement,(A) the aggregate value of all Equipment located outside the United States and Canada shall not exceed, at any given time, $2,000,000 in the aggregate and (B) the aggregate value of all Inventory located outside the United States and Canada shall not exceed, at any given time, $5,000,000 in the aggregate.

     9.3 COMPLIANCE WITH LAWS, REGULATIONS, ETC. Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders of any Federal, State or local governmental authority applicable to it, except where the failure to so comply does not, individually or in the aggregate, and could not reasonably be expected to, result in a Material Adverse Effect.

     9.4 PAYMENT OF TAXES AND CLAIMS. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except (a) taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books and (b) where failure to pay any such taxes, assessments, contributions or governmental charges does not, individually or in the aggregate, and could not reasonably be expected to, result in a Material Adverse Effect. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, PROVIDED, THAT, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.5 INSURANCE. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds (excluding earthquake insurance) and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least ten (10) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance with respect to the Collateral shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

     9.6    FINANCIAL STATEMENTS AND OTHER INFORMATION.

            (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i)within forty-five (45) business days after the end of each fiscal month, monthly unaudited consolidated financial statements, and, if Borrower has any subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and through such fiscal month and (ii) prior to the consummation of an Initial Public Offering, within one hundred twenty (120) days after the end of each fiscal year, and from and after consummation of an Initial Public Offering, within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and, if Borrower has any subsidiaries, audited consolidating financial statements of Borrower and its subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended.

            (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss or damage in an amount of $500,000 or greater relating to Collateral or any other property which is security for the Obligations;(ii) any action, suit or proceeding relating to the Collateral or any other property which is security for the Obligations, which action, suit or proceeding, if adversely determined, could reasonably be expected to have a Material Adverse Effect upon the Borrower's business or upon the Collateral or any other property which is security for the Obligations; and (iii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

            (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

            (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Subject to the provisions of Section 12.5 below, Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, upon Lender's request, at Borrower's expense, copies of the audited financial statements of Borrower and any reports or management letters issued by such accountants or auditors pertaining to Borrower, PROVIDED, THAT, if no Event of Default shall have occurred and be continuing at the time of any such request of Lender, Borrower's accountants or auditors shall not be authorized to make such delivery and/or disclosure to Lender without Borrower's prior consent thereto. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

     9.7 SALE OF ASSETS, CONSOLIDATION, MERGER, DISSOLUTION, ETC. Borrower shall not, directly or indirectly,(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except for the Delaware Reincorporation Merger, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business,(ii) the disposition of Equipment so long as, if an Event of Default exists or has occurred and is continuing, the proceeds are paid to Lender to the extent such Equipment, at the time of the disposition thereof, constituted Collateral, and (iii) the sale or other disposition of assets and properties of Borrower (other than Accounts, Inventory and Equipment) having an aggregate fair market value not in excess of $2,000,000 for all such assets and properties disposed of in any fiscal year of Borrower, provided that, if an Event of Default exists or has occurred and is continuing, any proceeds thereof shall be promptly remitted to Lender for application to the then unpaid Obligations in such order and manner as Lender shall determine, or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing. Notwithstanding the foregoing, and provided no Event of Default exists and is continuing, Borrower shall have the right to (x) form or acquire subsidiaries in connection with the acquisition of the assets or capital stock of another Person permitted by
Section 9.10 hereof, (y) sell and issue additional shares of its capital stock or issue warrants or options with respect to Borrower's capital stock, (i) in one or more private sales thereof, (ii) pursuant to the Securities Act of 1933, as amended (the "INITIAL PUBLIC OFFERING"), and (iii) in connection with any secondary public offering pursuant to the Securities Act of 1933, as amended, PROVIDED THAT (1) all proceeds of any Equity Offering shall be used by Borrower solely for its working capital and corporate purposes and (2) after giving effect to any proposed Equity Offering, no Change of Control shall have occurred, and (z) form any subsidiary, make an investment in any Person or contribute assets or property to a joint venture in accordance with the provisions of Section 9.10 hereof.

     9.8 ENCUMBRANCES. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, EXCEPT: (a) liens and security interests of Lender;
(b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in (i) Equipment (including capital leases) acquired after the date hereof that does not constitute Collateral not to exceed (A) $15,000,000 in any twelve-month period following the date of this Agreement and (B) $25,000,000 in the aggregate during the term of this Agreement and (ii) purchase money mortgages on real estate acquired after the date hereof not to exceed $4,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; (f) liens securing the refinancing of any indebtedness secured by purchase money security interests in Equipment and real estate provided that any such refinancing shall be provided by a non-affiliated Person in an arm's length transaction and on commercially reasonable terms;
(g) liens securing secured equipment loans or capital leases ("EQUIPMENT LOANS") provided by a non-affiliated Person, which Equipment Loans shall be an arm's length transaction and on commercially reasonable terms, PROVIDED THAT, in connection therewith, (i) any Equipment Loans shall be secured only by the specific Equipment directly relating to the Equipment Loans made by such Person and not by any other assets of the Borrower, (ii) any proceeds received by Borrower from each Equipment Loan shall be used by the Borrower to repay the Obligations hereunder and (iii) as of the date of each Equipment Loan, no Event of Default exists hereunder; (h) the security interests and liens set forth on Schedule 9.8 hereto; (i) liens approved by Lender in accordance with Section 9.10(b) hereof; (j) any vendor's lien on Inventory in favor of a vendor from whom Borrower has purchased Inventory, PROVIDED THAT, such vendor has executed and delivered to Borrower for the benefit of Lender a subordination agreement in substantially identical form to the vendors' subordination agreements delivered to Lender on the closing date pursuant to Section 4.1(e) hereof; and (k) any purported lien on merchandise in Borrower's possession evidenced by a protective UCC-1 filing by a person or entity who consigned such merchandise to Borrower, PROVIDED THAT, such person or entity has executed and delivered to Borrower for the benefit of Lender a consignor's waiver letter in substantially identical form to the consignors' waiver letters delivered to Lender on the closing date pursuant to Section 4.1(e) hereof.

     9.9 INDEBTEDNESS. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, EXCEPT: (a) the Obligations; (b) trade obligations, other obligations reasonably incurred in the course of business and normal accruals in the course of business that are not past due, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower, and with respect to which adequate reserves have been set aside on its books; (c)(i) indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement or (ii) indebtedness relating to equipment leases or equipment financing transactions entered into in an arm's length transaction and on commercially reasonable terms; (d) the indebtedness set forth on Schedule 9.9 hereto; and (e) unsecured subordinated indebtedness of Borrower ("SUBORDINATED DEBT") hereafter owing to one or more other Persons (each, a "JUNIOR CREDITOR"), PROVIDED, THAT (i) the Junior Creditor making any such subordinated loan(s) to Borrower shall have executed and delivered in favor of Lender a subordination agreement, in form and substance satisfactory to Lender, which shall provide, among other things, that the Subordinated Debt owing to such Junior Creditor is subject and subordinate in right of payment to the right of Lender to receive the prior final payment and satisfaction in full of all of the Obligations, and (ii) all proceeds of the Subordinated Debt shall be remitted by Borrower, upon receipt thereof, to Lender for application to the then unpaid Obligations in such order and manner as Lender shall determine; PROVIDED, THAT, with respect to the indebtedness described in clauses (c) and (d) of this Section 9.9, Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof so long as no Event of Default exists and is continuing, EXCEPT THAT, Borrower shall have the right to refinance and prepay any equipment financing indebtedness and shall have the right to prepay any other indebtedness described in clauses (c) and (d) of this Section 9.9; PROVIDED THAT, (A) no Event of Default exists and is continuing on the date Borrower proposes to make such prepayment ("PREPAYMENT DATE") as set forth in a notice of such proposed prepayment to be delivered by Borrower to Lender at least ten (10) days prior to the Prepayment Date, (B) after giving effect to such proposed prepayment, Borrower has Excess Availability of not less than $20,000,000, and (C) the aggregate amount of all prepayments permitted pursuant to this Section

9.9 shall not exceed (1) $6,000,000 in any twelve-month period following the date of this Agreement and (2) $12,000,000 in the aggregate during the term of this Agreement.

     9.10 LOANS, INVESTMENTS, GUARANTEES, ETC. (a) Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, EXCEPT:

                    (i) the endorsement of instruments for collection or deposit in the ordinary course of business;

                    (ii) loans or advances of money (other than salary) to officers, directors, employees, independent contractors, or stockholders of Borrower consisting of (A) expense advances in the ordinary course of business consistent with past practices, (B) loans, not to exceed Five Hundred Thousand Dollars ($500,000), individually, or One Million Dollars ($1,000,000) outstanding in the aggregate at any time, incidental to recruiting or relocating officers, and (C) non-cash loans in connection with the exercise of stock options;

                    (iii)  the loans, advances and guarantees set forth on
Schedule 9.10 hereto; and

                    (iv)   except as otherwise permitted hereunder;

PROVIDED, THAT, as to such loans, advances and guarantees, to the extent requested by Lender, Borrower shall furnish to Lender all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

            (b)     Notwithstanding anything to the contrary contained in
Section 9.9 or this Section 9.10, provided no Event of Default exists and is continuing:

                    (i) Borrower shall be permitted to purchase a controlling ownership in the stock of any Person (a "STOCK ACQUISITION"; and such Person whose shares of capital are acquired in the Stock Acquisition is hereinafter referred to as the "TARGET COMPANY") or all or a substantial part of the assets or property of any Person (an "ASSET ACQUISITION"; and the assets to be acquired upon consummation of the Asset Acquisition are hereinafter collectively referred to as the "ACQUIRED ASSETS"), provided the Target Company is engaged in, or the Acquired Assets are then used in, a business (the "ACQUIRED BUSINESS") similar or related to Borrower's business as presently conducted, PROVIDED THAT (A) Borrower provides Lender with thirty (30) Business Days' prior written notice of each contemplated Stock Acquisition or Asset Acquisition (hereinafter, an "ACQUISITION"), which notice shall describe the proposed Acquisition in reasonable detail, including the total amount of consideration to be paid by Borrower in connection therewith and a description of the assets or stock to be acquired, (B) contemporaneously with the consummation of the Acquisition, Borrower shall have granted Lender a first priority, perfected security interest in and lien upon or pledge of (as applicable) all of the stock or assets acquired by Borrower upon consummation of the Acquisition, subject to no other liens or encumbrances except for those that shall be acceptable to Lender in its discretion ("PERMITTED LIENS"), (C) notwithstanding anything to the contrary contained herein, the Accounts and Inventory that are owned by the Target Company or that constitute a part of the Acquired Assets (as applicable) and that arise or are acquired as a result of Borrower's operation of the Acquired Business after consummation of the Acquisition will not be Eligible Accounts or Eligible Inventory hereunder unless and until Lender shall have completed a field examination and, if Lender reasonably requests, conduct an appraisal with respect thereto, the results of which, together with any legal due diligence as Lender shall request, shall be satisfactory to Lender in all respects, and, in the case of a Stock Acquisition, Lender shall have received from the Target Company all documents, instruments and agreements as Lender shall reasonably require in connection therewith, in form and substance satisfactory to Lender, including, without limitation, a guarantee by the Target Company of all of the Obligations to Lender and a general security agreement and related UCC-1 financing statements pursuant to which Lender shall have received a first priority, perfected security interest in and lien upon all of the Target Company's assets and properties, including, without limitation, its Accounts and Inventory, subject to no other liens or encumbrances except Permitted Liens;
(D) after giving effect to the proposed Acquisition, Borrower shall have Excess Availability of not less than $20,000,000, except that if the condition precedent set forth in the immediately preceding clause (C) has been satisfied in full, in Lender's sole judgment, as of the date of consummation of the Acquisition, then the Acquired Assets consisting of Accounts and Inventory of the Acquired Business shall be taken into account by Lender in calculating Borrower's Excess Availability for the purposes of this clause (D); and

                    (ii) Borrower shall be permitted to make, in the ordinary course of Borrower's business in accordance with practices and policies previously disclosed in writing to Lender, (A) loans and advances evidenced by Accounts Settlement Agreements permitted pursuant to Section 7.2(c)(iii) hereof and (B) so long as Borrower has, in each instance, Excess Availability of not less than $10,000,000, loans and advances to certain Persons who sell and supply to Borrower goods consisting of musical recordings, intellectual property rights, distribution rights, or video records, games or accessories or other related products or who manufacture such goods for such Persons (individually, a "DESIGNATED VENDOR", and collectively, "DESIGNATED VENDORS"), PROVIDED THAT, (1) if, after giving effect to the proposed loan or advance, Borrower has Excess Availability of not less than (x) $10,000,000 on the date of such loan or advance, the maximum aggregate amount of all loans and advances to any Designated Vendor shall not exceed the aggregate amount of $1,000,000 outstanding at any given time, (y) $25,000,000 on the date of such loan or advance, the maximum aggregate amount of all loans and advances to any Designated Vendor shall not exceed the aggregate amount of $5,000,000 outstanding at any given time, and (z) $50,000,000 on the date of such loan or advance, the maximum aggregate amount of all loans and advances to any Designated Vendor shall not exceed the aggregate amount of $5,000,000 outstanding at any given time; and (2) the maximum aggregate amount of all loans and advances to all Designated Vendors outstanding at any given time shall not exceed $15,000,000; and

                    (iii) Borrower shall be permitted to form a subsidiary, acquire a minority equity interest in a Person or contribute assets or properties to a joint venture, PROVIDED THAT, during the term of this Agreement, the maximum aggregate amount of all investments permitted under this Section 9.10(b)(iii) shall not exceed $20,000,000 and, PROVIDED FURTHER THAT, in each instance (A) Borrower pledges or assigns in favor of Lender as Collateral for the Obligations, all of Borrower's right, title and interest in and to such subsidiary, equity ownership in such Person, or joint venture and executes and delivers such agreements and documentation as Lender shall reasonably request to perfect such security interest, and (B) the maximum aggregate amount of such investments permitted under this Section 9.10(b)(iii) shall not exceed, in each instance, the following amounts:

                           (1)     If the Monthly Excess Availability for the
six (6) calendar months immediately preceding the date of any proposed investment permitted hereunder is equal to or greater than $40,000,000 and, after giving effect to the proposed investment permitted hereunder, Borrower has Excess Availability of not less than $40,000,000, then the maximum amount of such investment shall be $5,000,000, PROVIDED THAT, after giving effect to the proposed investment, the aggregate amount of all existing investments permitted under this Section 9.10(b)(iii) does not and will not exceed $5,000,000; and

                           (2)     If the Monthly Excess Availability for the
six (6) calendar months immediately preceding the date of any proposed investment permitted hereunder is equal to or greater than $75,000,000 and, after giving effect to the proposed investment permitted hereunder, Borrower has Excess Availability of not less than $75,000,000, then the maximum amount of such investment shall be $10,000,000, PROVIDED THAT, after giving effect to the proposed investment, the aggregate amount of all existing investments permitted under this Section 9.10(b)(iii) does not and will not exceed $10,000,000; and

                           (3)     If the Monthly Excess Availability for the
six (6) calendar months immediately preceding the date of any proposed investment permitted hereunder is equal to or greater than $100,000,000 and, after giving effect to the proposed investment permitted hereunder, Borrower has Excess Availability of not less than $100,000,000, then the maximum amount of such investment shall be $20,000,00, PROVIDED THAT, after giving effect to the proposed investment, the aggregate amount of all existing investments permitted under this Section 9.10(b)(iii) does not and will not exceed $20,000,000;

For the purposes of calculating the Monthly Excess Availability as required under this Section 9.10(b)(iii), and not for any other Section of this Agreement, to the extent that the Borrower receives proceeds from an Equity Offering during any applicable six (6) month period as set forth above, said proceeds shall be deemed received by Borrower as of the first (1st) Business Day of such period;

                    (iv) Borrower shall be permitted to make investments in Valley Records Foreign Sales Corporation, PROVIDED THAT, the maximum aggregate amount of all investments permitted under this Section 9.10(b)(iv) shall not exceed $30,000 in any fiscal year of Borrower; and

                    (v) Borrower shall be permitted to guarantee the accounts payable owing to product manufacturers by Designated Vendors, PROVIDED THAT, the aggregate amount of all such guarantees shall not exceed at any given time $1,000,000.

     9.11 DIVIDENDS AND REDEMPTIONS. Borrower shall not, directly or indirectly:

            (a) declare or pay any dividends on account of any shares of class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, EXCEPT, THAT (i) Borrower may declare and pay cash dividends upon its capital stock in an aggregate amount not to exceed twenty-five (25%) percent of Borrower's net income for any fiscal year, as reflected on the audited financial statements for such fiscal year delivered by Borrower to Lender in accordance with Section 9.6(a) above, PROVIDED, THAT (A) no Event of Default has occurred and is continuing on the proposed dividend payment date ("DIVIDEND PAYMENT DATE") set forth in a notice of such proposed dividend to be delivered by Borrower to Lender at least ten
(10) days prior to the Dividend Payment Date, (B) Borrower's Excess Availability on the Dividend Payment Date, after giving effect to such dividend, is at least $20,000,000, and (C) such cash dividend must be paid no later than thirty (30) days after Lender's receipt of such audited financial statements, and
(ii) Borrower may issue stock dividends upon any shares of any class of capital stock so long as the same is in accordance with all applicable laws and provided no Event of Default has occurred; or

            (b) redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock or retire options or warrants with respect thereto (or set aside or otherwise deposit or invest any sums for such purpose) (collectively, "REDEMPTION PAYMENTS") for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, EXCEPT THAT Borrower may repurchase shares of any class of its capital stock or retire options or warrants with respect thereto if (i) no Event of Default shall have occurred and be continuing on the proposed Redemption Payment date ("REDEMPTION
PAYMENT DATE") set forth in a notice of such proposed Redemption Payment to be delivered by Borrower to Lender at least ten (10) days prior to the Redemption Payment Date, and (ii) Borrower's Excess Availability, after giving effect to the Redemption Payment, is at least $10,000,000 on the Redemption Payment Date, then Borrower may repurchase shares of any class of its capital stock or retire options or warrants with respect thereto as follows: (A) if Borrower's Excess Availability, after giving effect to such Redemption Payment, is equal to or greater than $10,000,000 but less than $20,000,000, then the aggregate amount of all such Redemption Payments shall not exceed $1,000,000 in the aggregate, or (B) if (1) the Borrower's Excess Availability, after giving effect to such Redemption Payment is $20,000,000 or greater and (2) Borrower's Monthly Excess Availability for the six (6) calendar months immediately preceding the Redemption Payment Date is greater than $20,000,000, then the aggregate amount of all such Redemption Payments shall not exceed $3,000,000 in the aggregate. During the term of this Agreement, and notwithstanding anything to the contrary contained above, the aggregate amount of all such Redemption Payments permitted above shall in no event exceed $3,000,000 in the aggregate.

     9.12 TRANSACTIONS WITH AFFILIATES. Borrower shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person, or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower except reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business; excluding, however, from the prohibitions set forth in clauses (a) and (b) of this Section 9.12, the transactions described on
Schedule 9.12 hereto.

     9.13 ADDITIONAL BANK ACCOUNTS. Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.8 hereto, except:
(a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

     9.14 ADJUSTED NET WORTH. Borrower shall, at all times, maintain Adjusted Net Worth of not less than the sum of (a) $2,000,000 PLUS
(b) seventy-five (75%) percent of the aggregate amount of net proceeds received by Borrower in connection with any Equity Offerings permitted pursuant to
Section 9.7.

     9.15 COSTS AND EXPENSES. Subject to the limitations with respect to Inventory Appraisals performed at Borrower's expense set forth in Section 7.3 above, Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable);(b) all insurance premiums, appraisal fees and search fees;(c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $600 per person per day for Lender's examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

     9.16 FURTHER ASSURANCES. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

     10.1 EVENTS OF DEFAULT. The occurrence or existence of any one or more of the following events are referred to herein individually as an "EVENT OF DEFAULT", and collectively as "EVENTS OF DEFAULT":

            (a)     (i)    Borrower fails to pay when due any of the Loans or
interest accrued thereon, (ii) Borrower fails to pay within five (5) days after demand for payment thereof by Lender any Obligations other than the Loans and interest accrued thereon, or (iii) Borrower fails to perform any of the covenants contained in Sections 6.3, 6.4, 6.6 or 7.1 of this Agreement, or (iv) Borrower fails to perform any of the covenants contained in Section 9 of this Agreement or fails to perform any term, covenant, condition or provision contained in this Agreement or any of the other Financing
Agreements other than those described in Section 10.1(a)(i), (ii) and (iii) above, and such failure shall continue for thirty (30) days, PROVIDED THAT,
(A) the thirty (30) day period provided for in this Section 10.1(a)(iv) above shall not apply in the case of: (1) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period, or which has been the subject of a prior failure within a six (6) month period or (2) an intentional breach by Borrower of any such covenant or (3) any failure to observe any such covenant if as a result of such failure, any of the Financing Agreements shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of Lender) or become void or unenforceable; and (B) the thirty (30) day period provided for in this Section 10.1(a)(iv) above shall commence on the earlier of (x) written notice of default being given to Borrower by Lender and (y) a responsible officer of Borrower obtaining knowledge of such default;

            (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any way or manner which could reasonably be expected to result in a Material Adverse Effect;

            (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

            (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $500,000 in any one case or in excess of $2,000,000 in the aggregate, exclusive in each case of any portion of such judgment covered by insurance, and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

            (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

            (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

            (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

            (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property; or

            (i) (A) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, which results in the right of the holder of such obligation or indebtedness to accelerate indebtedness owing to such holder in an amount equal to at least $1,000,000; or (B) any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto, and could reasonably be expected to result in liability of Borrower to such other person in an amount equal to at least $2,000,000;

            (j) any Change in Control shall occur, EXCEPT THAT it shall not be an Event of Default if the controlling ownership of Borrower's then issued and outstanding capital stock is sold and transferred to another Person (the "BUYER") in a single transaction (the "CONTROLLING STOCK SALE"), provided that (A) no Event of Default shall exist at the time of the proposed consummation of the Controlling Stock Sale, (B) the Buyer must have working capital of not less than $30,000,000 and a tangible net worth of not less than $30,000,000, each as determined in accordance with GAAP, (C) the Buyer must be engaged, immediately prior to the consummation of the Controlling Stock Sale, in the same business or in a business substantially similar to the business in which Borrower is engaged, and (D) after giving effect to and at all times from and after the consummation of the Controlling Stock Sale,
(1) there shall be no material change in the Borrower's business operations and (2) Borrower shall be and remain a wholly owned subsidiary of Buyer, conducting business independent from the business operations of the Buyer;

            (k) the indictment of Borrower or any Obligor under any criminal statute, or commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor and which forfeiture could reasonably be expected to result in a Material Adverse Effect; or

            (l) there shall occur a Material Adverse Change with respect to Borrower or any Obligor after the date hereof.

     10.2   REMEDIES.

            (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

            (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (PROVIDED, THAT, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose,
(vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

            (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

            (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both Lender has reasonably determined could be expected to result in an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or
(ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS
            AND CONSENTS; GOVERNING LAW

     11.1   GOVERNING LAW; CHOICE OF FORUM; SERVICE OF PROCESS; JURY TRIAL
WAIVER.

            (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

            (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the California Superior Court in and for San Francisco County, and the United States District Court for the Northern District of California and waive any objection based on venue or FORUM NON CONVENIENS with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

            (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

            (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

     11.2 WAIVER OF NOTICES. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

     11.3 AMENDMENTS AND WAIVERS. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4 WAIVER OF COUNTERCLAIMS. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

     11.5 INDEMNIFICATION. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS

     12.1   TERM.

            (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "RENEWAL DATE"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; PROVIDED, THAT, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender reasonably determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Los Angeles time.

            (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

            (c)     (i)    If for any reason this Agreement is terminated prior
to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                           Amount                      Period
                           ------                      ------
            (A)     2% of Maximum Credit     From the date hereof to and
                                             including May 21, 1999

            (B)     1/2% of Maximum Credit   From May 22, 1999 to and including
                                             May 21, 2000

            (C)     0% of Maximum Credit     From May 22, 2000 to and including
                                             May 21, 2001.

                    (ii)   The early termination fee provided for in this
Section 12.1 shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this
Section 12.1 shall be deemed included in the Obligations.

     12.2 NOTICES. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

     12.3 PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     12.4 SUCCESSORS. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation, PROVIDED, HOWEVER, that Lender shall obtain Borrower's prior written consent, which consent shall not be unreasonably withheld, with respect to any such proposed assignment by Lender, and if the proposed assignee is a lending institution that is not organized and existing under the laws of the United States or a political subdivision thereof, such lending institution must be capable of receiving payments of interest hereunder without deduction or withholding of United States federal income taxes under the provisions of an applicable tax treaty concluded by the United States.

     12.5   CONFIDENTIALITY.

            (a) Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, (i) any non-public information supplied to it by Borrower pursuant to this Agreement prior to the date hereof and (ii) any non-public information supplied to it by Borrower pursuant to this Agreement after the date hereof which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to Lender after the date hereof, PROVIDED, THAT, nothing contained herein shall limit the disclosure of any such information:
(A) to the extent required by statute, rule, regulation, subpoena or court order, (B) to bank examiners and other regulators, auditors and/or accountants, (C) in connection with any litigation to which Lender is a party, (D) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.5, or (E) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

            (b) In no event shall this Section 12.5 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 12.5 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof,(ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrower, (iii) require Lender to return any materials furnished by Borrower to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the CODE OF ETHICS FOR THE EXCHANGE OF CREDIT INFORMATION promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.5 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

     12.6 ENTIRE AGREEMENT. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

     IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

LENDER                                  BORROWER

CONGRESS FINANCIAL CORPORATION          VALLEY MEDIA, INC.
 (NORTHWEST)

By: /s/ Rodney D. Davis                 By: /s/ J. Randolph Cerf
   -----------------------------           -----------------------------

Title: First Vice President             Title  SVP & CFO
      --------------------------              --------------------------

ADDRESS:                                CHIEF EXECUTIVE OFFICE:

One Main Place                          1280 Santa Anita Court
101 Southwest Main, Suite 725           Woodland, California 95776
Portland, Oregon 97204